June 25, 2021

Brazil Potash Corp.
198 Davenport Road
Toronto, Ontario M2R 1J2

Re: Brazil Potash Corp.

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Brazil Potash Corp., an Ontario corporation (the “Corporation”), in connection with the Corporation’s filing of its Post-Qualification Offering Circular Amendment No. 1 filed on the date hereof (the “PQA”) with the Securities and Exchange Commission (the “SEC”) pursuant to Regulation A (Regulation A+), Tier 2, an exemption from registration under Section 3(b) of the U.S. Securities Act of 1933, as amended (the “Act”). The PQA amends the Corporation’s offering statement on Form 1-A filed on May 5, 2020, amended on June 11, 2020, and as qualified on June 26, 2020. The PQA contemplates the offering (the “Offering”) of up to 12,500,000 common shares in the capital of the Corporation (the “Shares”) to raise aggregate gross proceeds of up to US$50,000,000.

Documents Reviewed

For the purposes of this opinion, we have examined and relied on, but have not participated in the preparation of, among other things, the following:

(a)
a certificate of an officer of the Corporation dated June 25, 2021 as to certain matters of fact and enclosing certified copies of the constating documents and by-laws of the Corporation (the “Officer’s Certificate”);

(b)	a certificate of status dated June 24, 2021 issued by the Ministry of Government and Consumer Services (Ontario) in respect of the Corporation (the “Certificate of Status”); and

(c)
resolutions of the directors of the Corporation relating to the Offering and the transactions contemplated thereby, including resolutions of the directors approving, among other things, the Offering and the form of subscription agreement to be entered into between the Corporation and purchasers of the Shares.

As to certain matters of fact, we have relied on the Officer’s Certificate.

In preparation for the delivery of this opinion, we have examined the above-mentioned documents and we have examined all such other documents and made such other investigations as we consider relevant and necessary in order to give this opinion. In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us. As to various questions of fact material to this opinion which we have not independently established, we have examined and relied upon, without independent verification, certificates of public officials and officers of the Corporation including, without limitation, the Officer’s Certificate.

For purposes of the opinion set forth below, we have assumed:

(a)	the legal capacity of all individuals;

(b)
the genuineness of all signatures on, and the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, telecopied, photostatic, electronically transmitted copies (including commercial reproductions);

(c)	the identity and capacity of any person acting or purporting to act as a corporate or public official;

(d)	the accuracy and completeness of all information provided to us by public officials or offices of public record;

(e)	the accuracy and completeness of all representations and statements of fact contained in all documents, instruments and certificates (including the Officer’s Certificate);

(f)	the accuracy and completeness of the minute books and all other corporate records of the Corporation reviewed by us;

(g)	the facts stated in the Certificate of Status continue to be true as of the date hereof;

(h)	the Shares will be offered, issued and sold in compliance with applicable United States federal and state securities laws, and in the manner stated in the PQA; and

(i)	that the facts stated in the Certificate of Status and the Officer’s Certificate shall continue to be true and correct as at the date of completion of the Offering.

We have not undertaken any independent investigation to verify the accuracy of any of the foregoing assumptions.

Whenever our opinion refers to Shares to be issued as being “fully paid and non-assessable”, such opinion indicates that the holder of such Shares cannot be required to contribute any further amounts to the Corporation by virtue of his, her or its status as holder of such Shares, either in order to complete payment for the Shares, to satisfy claims of creditors or otherwise. No opinion is expressed as to the adequacy of any consideration received for such Shares.

We are qualified to practise law only in the Province of Ontario. Our opinion below is limited to the existing laws of the Province of Ontario and the federal laws of Canada applicable therein as of the date of this opinion and should not be relied upon, nor are they given, in respect of the laws of any other jurisdiction. In particular, we express no opinion as to United States federal or state securities laws or any other laws, rule or regulation, federal or state, applicable to the Corporation. We disclaim any obligation or duty to update this opinion to reflect any changes in such laws or other circumstances after the date hereof.

In rendering our opinion in paragraph 1 below as to the valid existence of the Corporation, we have relied solely on the Certificate of Status.

Based and relying upon and subject to the foregoing and the qualifications expressed below, we are of the opinion that:

1.	The Corporation is a corporation existing under the Business Corporations Act (Ontario) and has not been dissolved.

2.
The Shares have been duly authorized by all necessary corporate action on the part of the Corporation and, when the Shares are issued and sold in the manner and under the terms described in the PQA, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the PQA. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

This opinion letter is furnished to you at your request in accordance with the requirements of Item 17(12) of Form 1-A in connection with the filing of the PQA, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.  No opinion is expressed as to the contents of the PQA, other than the opinions expressly set forth herein relating to the Shares. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

(signed) “Wildeboer Dellelce LLP”

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